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Exhibit 99.1


         WORLD WASTE TECHNOLOGIES ANNOUNCES ADDITIONS TO MANAGEMENT TEAM


SAN DIEGO, CALIFORNIA - May 16, 2007 -- World Waste Technologies, Inc. (OTCBB:
WDWT) World Waste Technologies today announced the addition of two new executive officers, Michael Fatigati as Vice President of Engineering and Project Management and Matthew Lieb as Chief Operating Officer.

Mike Fatigati brings over 26 years of experience in project and technology development expertise to World Waste. His degrees in biology, chemical engineering and his Master in Business Administration provide him with a solid foundation to evaluate and advance new technology, and assess their likelihood of commercial success. As VP Engineering & Project Management, Mike will focus on alternative fuel technologies, like biomass to liquids and biodiesel, will enable WWT to expand its core competencies to other key markets. He comes to us most recently from Delta-T, Inc. of Williamsburg, VA, a technology leader in corn-to-ethanol production, where he served as VP Technology Development focusing on core technology improvements and on development of technologies like gasification of biomass, conversion of syngas to alcohols, and biodiesel.

Prior to joining World Waste Technologies, Mr. Lieb was the founder, Chief Executive Officer and Chairman of Kingsley Management, LLC for nearly ten years. During his tenure at Kingsley Management, Lieb raised nearly $63mm in funding in support of a retail rollup, developed partnerships with national retailers and supervised numerous acquisitions and new site developments. Mr. Lieb has also served as an independent consultant and was an Airborne Ranger qualified officer in the U.S. Army. Mr. Lieb holds a BS in Finance from Georgetown University and an MBA from Harvard Business School. Mr. James Ferris will retain his role as director and President, but turn over his day to day operational role to Mr. Lieb in order to focus on conversion opportunities for the Anaheim Plant and targeted business development for pulp products.

"We are extremely excited for the additions of Mike and Matt to our team," said John Pimentel, Chairman and CEO. "Mike brings to us specific skills and experience in developing the renewable energy platforms we are focused on; while Matt brings the general management skills to manage multiple projects and teams and the execution of M & A transactions."

About World Waste Technologies, Inc.

World Waste Technologies, Inc. is seeking to develop and commercialize patented and proprietary technologies that its management believes will allow a significant amount of municipal solid waste to be recycled into beneficial products. A major component of MSW is paper-based material, hydrocarbon-based material, and other high energy value feedstocks. World Waste's first plant is being used in an R&D capacity with respect to turning cellulose biomass into electricity and fuel. World Waste also is developing technologies designed for use in transforming MSW into a gas capable of creating renewable energy products such as fuel grade alcohols (including ethanol) and co-generated renewable electricity.

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The contents of this press release are presented as a general overview of World
Waste. This release is intended only to contain general information regarding World Waste and its business and does not purport to provide complete disclosure or analysis of all matters that may be relevant to a decision to invest in World Waste. In addition, certain matters discussed in this release may constitute "forward-looking statements". Actual results and the timing of certain events may differ materially from those indicated by such forward-looking statements due to a variety of risks and uncertainties, many of which are beyond World Waste's ability to control or predict, including, but not limited to risks and uncertainties outlined in World Waste's periodic reports filed with the SEC. In addition, no assurances can be made that World Waste and Ensyn will enter into definitive agreements relating to their collaboration or if they do whether such collaboration will lead to the successful development of any technologies. Other risk factors may include, but are not limited to, World Waste's ability to successfully implement its business strategy, including its ability to produce and sell product at commercial levels and adequate prices and the acceptance of its product by potential customers and by the market in general, the ability of World Waste to achieve profitability even if it is able to sell its product at commercial levels, World Waste's ability to raise subsequent financing in order to build additional facilities, World Waste's ability to develop other energy products which can be produced from its MSW, fluctuations in quarterly results, increased competition, the economical operation of World Waste's process, and World Waste's ability to protect the proprietary technology it uses. Further, World Waste operates in an industry sector where securities values are highly volatile and may be influenced by economic and other factors beyond World Waste's control, such as announcements by competitors and service providers. The statements made herein are made as of the date of this release, and World Waste undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. All information in this release regarding Ensyn has been provided to World Waste by members of Ensyn management.

CONTACT:

World Waste Technologies

John Pimentel, CEO, 858-391-3400

David Rane, CFO, 858-391-3400